SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported) February 6, 2002

CENTRAL EUROPEAN MEDIA ENTERPRISES LTD.

(Exact name of registrant as specified in its charter)

BERMUDA	0-24796	N/A
(State or other jurisdiction of incorporation and organisation)	(Commission File Number)	(IRS Employer Identification No.)

Clarendon House, Church Street, Hamilton		HM CX Bermuda
(Address of principal executive offices)		(Zip Code)

Registrant's telephone number, including area code: 441-296-1431

Not Applicable

(Former Name or Former Address, if changed since last report)

Item 5. Other Events

In our Form 10-K filed with the Securities and Exchange Commission for the year ended December 31, 2000, we reported that AITI, a television station in Ukraine, commenced a court action in Ukraine against the National Council for TV and Radio Broadcasting (the "Ukraine TV Counsel") challenging certain aspects of the granting to Studio 1+1 of its television broadcast license in Ukraine. Studio 1+1 was involved in this litigation as a third party acting together with the Ukraine TV Council. After the appeal process was completed the challenge to the Studio 1+1 license was dismissed on April 5, 2001 by Ukraine's Supreme Arbitration Court.

Subsequent to that, AITI commenced another action, this time in the Arbitration Court in the City of Kiev, a lower court to the Ukraine Supreme Arbitration Court, making almost identical allegations. These were that Studio 1+1 has, in effect, been granted two licenses by the Ukraine TV Council, entitling it to in excess of 24 hours of broadcast time a day on Ukraine's nationwide Channel N2 (UT-2). Further, AITI alleged that Studio 1+1 never paid the required license fee. On February 1, 2002, the Arbitration Court of the City of Kiev ruled in AITI's favor. The Ukraine TV Council, and Studio 1+1, acting as an interested third party, have appealed the Arbitration Court's decision to the Court of Appeal. The judgment of this appeal court is ultimately subject to any party obtaining leave to appeal to the Court of Cassation (previously called Supreme Arbitration Court), the same court that ruled in favour of Studio 1+1 on 5 April, 2002 in relation to an almost identical claim also brought by AITI.

The Public Prosecutor's Office of the City of Kiev is also involved in the appeal of this decision. The reason for this is that the Prosecutor's Office acts on behalf of the State of Ukraine when a State institution is a defendant in a court action and there is a claim against funds in the State budget. Pending a decision of the Court of Appeal (and ultimately the Supreme Arbitration Court if leave is granted to appeal to it) the decision of the Arbitration Court of the City of Kiev has been stayed and Studio 1+1 continues to broadcast without interruption. The Company believes that the decision of the Arbitration Court of the City of Kiev is wrong on both its facts and its determination of law and wholly inconsistent with the previous decision of the Ukraine Supreme Arbitration Court, and will assist in the pursuit of the appeal vigorously.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.
Date: February 6, 2002	/s/ Mark J. L. Wyllie
Mark J. L. Wyllie Vice President - Finance (Principal Financial Officer and Duly Authorized Officer)